                                                                      Exhibit 99

                                              [LOGO] HIGHWOODS
                                                     PROPERTIES
                                              Celebrating 25 Years of Excellence

FOR IMMEDIATE RELEASE                               Ref:  03-11

Contact:  Tabitha Zane                        or    Carman Liuzzo
          Sr. Director, Investor Relations          Chief Financial Officer
          919-431-1529                              919-875-6605

               Highwoods Properties Reports First Quarter Results

   Board Lowers Annual Dividend in Response to a Challenging Operating Outlook

         Additional 2.5 Million Shares Added to Share Repurchase Program

                                _________________

Raleigh, NC - April 24, 2003 - Highwoods Properties, Inc. (NYSE: HIW), the largest owner and operator of suburban office properties in the Southeast, today reported funds from operations ("FFO") before minority interest of $40.8 million, or $0.68 per diluted share, for the quarter ended March 31, 2003. This compares to FFO of $55.6 million, or $0.91 per diluted share, for the same period a year ago. The Company has lowered its FFO guidance for the full year to between $2.60 and $2.70 per share.

Net income available for common stockholders totaled $3.5 million, or $0.06 per diluted share, for the quarter ended March 31, 2003 compared to $19.2 million, or $0.36 per diluted share, for the same period last year.

Highwoods also announced that its Board of Directors has reduced its annual dividend rate to $1.70 per share. At Highwoods' closing price on April 24, 2003, this dividend provides an annual yield of approximately 8.0%.

The Board of Directors also increased the share repurchase authorization by an additional 2.5 million shares. As a result, the Company may now repurchase up to
5.9 million shares of its outstanding common shares and operating partnership units through open market or privately negotiated transactions.

Ronald P. Gibson, president and chief executive officer of Highwoods said, "The entire office REIT industry continues to be impacted by deteriorating macroeconomic trends including slow GDP growth, rising unemployment and continuing uncertainty in the corporate sector, which has stymied most firms' expansion plans. Highwoods has been particularly hard hit with the bankruptcies of WorldCom and US Airways, which effectively eliminated $18.0 million of annual revenue and reduced our occupancy by 2.2%. Some of the signs that appeared in the fourth quarter, indicating that a number of our markets had begun to stabilize, evaporated and were replaced with more indications of instability and economic weakness.

Highwoods Properties Ref: 03-11
April 24, 2003
Page 2 of 7

Our Board of Directors, when faced with declining occupancy, deteriorating macroeconomic trends and the likely prospects of having to fund a shortfall through 2004 and perhaps part of 2005, believed that lowering the dividend was the most prudent course of action to ensure the financial health and long-term growth of the Company. This reduction in our dividend will enhance our financial flexibility and better position us to take advantage of acquisition and development opportunities when this market finally does turn around."

First Quarter Highlights

    . Highwoods' 37.2 million-square foot in-service portfolio was 83.2% occupied at March 31, 2003. This represents a 480 basis point decline from a year ago and an 80 basis point decline from the fourth quarter of 2002.

    . Rental revenues from continuing operations for the first quarter were $109.0 million, a 6.2% decline from the first quarter of 2002 when rental revenues from continuing operations were $116.2 million.

    . Same property rental revenues for the first quarter declined 6.3% from a year ago to $105.3 million and cash basis same property net operating income declined 11.1% for the comparable period.

    . Same property average occupancy for the quarter ended March 31, 2003 declined to 84.8% from 89.5% a year ago.

    . Cash available for distribution ("CAD") was $29.1 million for the first quarter of 2003 versus CAD of $46.8 million for the first quarter of 2002.

    . Leasing activity in Highwoods' office, industrial and retail portfolio during the first quarter totaled 2.0 million square feet. 55.0% of this leasing activity was in the Company's office portfolio, which reported an average first-year cash rental rate 7.5% lower than the average final rental rate under the previous leases. On a straight-line basis, rents for office leases increased 2.7% over the straight-line rents for expiring leases.

    . In the first quarter of 2003, the Company repurchased 126,261 common partnership units at a weighted average price of $21.71 per unit. Since commencement of its initial share repurchase program in December 1999, Highwoods has repurchased 11.6 million shares of common stock and Highwoods Realty Limited Partnership common partnership units at a weighted-average price of $24.19 per share/unit for a total purchase price of $280.7 million. Inclusive of the recent authorization of 2.5 million shares, the Company has 5.9 million shares/units remaining under its authorized share/unit repurchase program.

Asset Repositioning
Sales
In the first quarter, the Company sold a total of 6.65 acres of land for a gain of $863,000. In addition, the Company sold non-core assets in Kansas City for total proceeds of $305,000.

For 2003, the Company anticipates disposition activity to be between $75.0 and $175.0 million. The Company currently has assets under letter of intent or contract for sale of $135.9 million.

Acquisitions
A 66,421 square foot building that was 94.8% occupied was purchased in Richmond for $7.0 million. The Company also purchased 23.46 acres of land in Atlanta for $2.25 million. This land is part of the Bluegrass Valley office development project.

                                                                          [LOGO]

Highwoods Properties Ref: 03-11
April 24, 2003
Page 3 of 7

Development
Highwoods' development pipeline consists of three projects totaling 200,000 square feet that were 36.0% pre-leased at the end of the quarter. The anticipated total investment of these projects is $19.0 million, with $16.2 million funded as of March 31, 2003.

One development project was placed in service in the first quarter, Seven Springs, a 131,000-square foot office building in Nashville that was 14% occupied and 76% pre-leased.

Quarterly Dividend Declared
The Board of Directors declared a cash dividend of $0.425 per share of common stock for the first quarter ended March 31, 2003, which equates to an annual dividend of $1.70 per share, and is payable on May 20, 2003, to shareholders of record as of May 7, 2003.

The Board also declared a cash dividend of $21.5625 per share of Highwoods Properties Series A Cumulative Redeemable Preferred Stock. The dividend is payable on June 2, 2003, to shareholders of record as of May 15, 2003.

The Board also declared a cash dividend of $0.50 per share of Highwoods Properties Series B Cumulative Redeemable Preferred Stock. The dividend is payable on June 16, 2003, to shareholders of record as of June 2, 2003.

Additionally, the Board declared a cash dividend of $0.50 per Depositary Share each representing 1/10 of an 8 percent Series D Cumulative Redeemable Preferred Share. The dividend is payable on July 31, 2003, to shareholders of record as of July 1, 2003.

Outlook
For the year ending December 31, 2003, Highwoods is estimating FFO to be between $2.60 to $2.70 per share. This estimate assumes an average occupancy of 82% to 84% on the portfolio.

These forward-looking statements are subject to risks and uncertainties that exist in Highwoods' operations and business environment. See the Company's cautionary language regarding forward-looking statements set forth at the bottom of this release.

Non-GAAP Information
The Company believes that FFO and CAD are additional meaningful measures of operating performance. FFO equals net income (computed in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of depreciable assets, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. CAD equals FFO reduced by non-revenue enhancing capital expenditures for building improvements and tenant improvements and lease commissions related to second-generation space. In addition, CAD includes both recurring and nonrecurring operating results. As a result, nonrecurring items that are not defined as "extraordinary" under GAAP are reflected in the calculation of CAD. This information will necessarily be different from comparable information provided by other companies and should not be used as an alternative to the operating and other financial information as determined under accounting principles generally accepted in the United States. The computations of FFO and CAD can be found in a separate table following the Consolidated Statements of Income.

                                                                          [LOGO]

Highwoods Properties Ref: 03-11
April 24, 2003
Page 4 of 7

Supplemental Information
A copy of the Company's first quarter 2003 Supplemental Information that includes detailed operating and financial information is available in the "Investor Relations" section of the Company's Web site at www.highwoods.com. Or you may obtain a copy by contacting Highwoods Investor Relations at 919-875-6717 / 800-256-2963 or by e-mail to HIW-IR@highwoods.com. If you would like to receive future Supplemental Information packages by e-mail or fax, please contact the Investor Relations department as noted above or by written request to: Investor Relations Department, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, NC 27604.

Conference Call
Highwoods will conduct a conference call to discuss the results of its first quarter on Friday, April 25, 2003, at 10:00 a.m. Eastern Time. All interested parties are invited to listen to the call. The dial-in number is (888) 202-5268 domestic, (706) 643-7509 international. The call will also be available live on our web site at www.highwoods.com under the "Investor Relations" section.

Telephone and web cast replays will be available two hours after the completion of the call. The telephone replay will be available for one week beginning at 1:00 p.m. Eastern Time. Dial-in numbers for the replay are (800) 642-1687 US/Canada, (706) 645-9291 international. The conference ID is 9587969.

About the Company
Highwoods Properties, Inc. is a fully integrated, self-administered real estate investment trust ("REIT") that provides leasing, management, development, construction and other customer-related services for its properties and for third parties. As of March 31, 2003, the Company owned or had an interest in 572 in-service office, industrial and retail properties encompassing approximately
45.0 million square feet. Highwoods also owns approximately 1,341 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Kansas, Missouri, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our Web site at www.highwoods.com.

Certain matters discussed in this press release, such as the effect of tenant bankruptcies on our operations, expected leasing activities, financial and operating performance and share repurchases and the cost and timing of expected development projects and asset dispositions, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words "will", "expect", "intends" and words of similar meaning. Although Highwoods believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that could cause actual results to differ materially from Highwoods' current expectations include general economic conditions, local real estate conditions, deterioration in the financial condition of our tenants, our ability to lease or re-lease space quickly or on favorable terms, changes in the cost of materials and labor used in construction projects, and the other risks detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and subsequent SEC reports.

                                                                          [LOGO]

                           Highwoods Properties, Inc.
                        Consolidated Statements of Income
                    (In thousands, except per share amounts)

                                                                Three Months Ended March 31,
                                                            -------------------------------------
                                                                  2003                  2002
                                                            =====================================
Rental revenue                                                $ 109,020              $ 116,185

Operating expenses:
  Rental property                                                37,319                 36,091
  Depreciation and amortization                                  33,294                 29,356
  Interest expense:
     Contractual                                                 27,674                 25,604
     Amortization of deferred financing costs                       626                    339
                                                            -------------------------------------
                                                                 28,300                 25,943
  General and administrative                                      5,344                  5,356
                                                            -------------------------------------
     Total operating expenses                                   104,257                 96,746

Other income
  Interest and other income                                       2,890                  3,345
  Equity in earnings of unconsolidated affiliates                 1,761                  2,564
                                                            -------------------------------------
                                                                  4,651                  5,909
                                                            -------------------------------------
     Income before gain/(loss) on disposition of land
        and depreciable assets, minority interest,
        discontinued operations and extraordinary item            9,414                 25,348
  Gain/(loss) on disposition of land                                863                   (232)
  Gain on disposition of depreciable assets                          20                  1,176
                                                            -------------------------------------
     Income before minority interest, discontinued               10,297                 26,292
        operations and extraordinary item
  Minority interest                                              (1,221)                (3,201)
                                                            -------------------------------------
     Income from continuing operations                            9,076                 23,091
  Discontinued operations
     Income from discontinued operations, net of                  2,266                  3,781
        minority interest
     Loss on sale of discontinued operations, net of
        minority interest                                          (170)                     -
                                                            -------------------------------------
                                                                  2,096                  3,781
                                                            -------------------------------------
     Net income                                                  11,172                 26,872
  Dividends on preferred shares                                  (7,713)                (7,713)
                                                            -------------------------------------
     Net income available for common stockholders             $   3,459              $  19,159
                                                            =====================================
Net income per common share-diluted:
  Income from continuing operations                           $    0.02              $    0.29
  Income from discontinued operations                         $    0.04              $    0.07
  Net income                                                  $    0.06              $    0.36
                                                            =====================================
  Weighted average common shares outstanding-
     diluted                                                     53,475                 53,393
                                                            =====================================

                           Highwoods Properties, Inc.
            Funds from Operations and Cash Available for Distribution
               (In thousands, except per share amounts and ratios)

                                                                        Three Months Ended March 31,
                                                                   -------------------------------------
                                                                        2003                   2002
                                                                   =====================================
Funds from Operations:

  Income before gain/(loss) on disposition of land and
     depreciable assets, minority interest,
     discontinued operations and extraordinary item                  $   9,414              $  25,348

Add/(Deduct):
     Dividends on preferred shares                                      (7,713)                (7,713)
     Gain/(loss) on disposition of land                                    863                   (232)
     Depreciation and amortization                                      33,294                 29,356
     Amortization of net intangible leases                                  43                      -
     Unconsolidated affiliates:
       Depreciation and amortization                                     2,372                  2,484
     Discontinued operations:
       Depreciation and amortization                                         -                  2,010
       Income, net of minority interest                                  2,266                  3,781
       Minority Interest                                                   292                    526
                                                                   -------------------------------------
       Funds from operations                                            40,831                 55,560

Cash Available for Distribution:

Add/(Deduct):
  Rental income from straight-line rents                                (1,685)                (2,367)
  Nonrecurring compensation expense                                          -                    186
  Amortization of deferred financing costs                                 626                    339
  Non-incremental revenue generating capital expenditures:
     Building improvements paid                                         (2,791)                  (751)
     Second generation tenant improvements paid                         (4,488)                (3,531)
     Second generation lease commissions paid                           (3,368)                (2,610)
                                                                   -------------------------------------
                                                                       (10,647)                (6,892)
                                                                   -------------------------------------
       Cash available for distribution                               $  29,125              $  46,826
                                                                   =====================================

Weighted average common shares/common units
  outstanding-diluted                                                   60,360                60,747
                                                                   =====================================

Per common share/common unit-diluted:
  Funds from operations                                              $    0.68              $    0.91
                                                                   =====================================
  Cash available for distribution                                    $    0.48              $    0.77
                                                                   =====================================
  Dividends paid                                                     $   0.585              $   0.585
                                                                   =====================================

Dividend payout ratios:
  Funds from operations                                                   86.0%                 64.0%
                                                                   =====================================
  Cash available for distribution                                        121.2%                 75.9%
                                                                   =====================================

                           Highwoods Properties, Inc.
                           Consolidated Balance Sheets
                                 (in thousands)

                                                                     3/31/03           12/31/02
                                                                   -------------------------------
Assets:
Real estate assets, at cost:
  Land and improvements                                            $   394,256       $   395,935
  Buildings and tenant improvements                                  2,876,869         2,864,048
  Development in process                                                 7,797             6,847
  Land held for development                                            175,367           176,173
  Furniture, fixtures and equipment                                     21,150            20,966
                                                                   -------------------------------
                                                                     3,475,439         3,463,969
  Less-accumulated depreciation                                       (488,899)         (461,383)
                                                                   -------------------------------
    Net real estate assets                                           2,986,540         3,002,586
Property held for sale                                                 135,857           130,368
Cash and cash equivalents                                               19,204            11,017
Restricted cash                                                          2,943             8,582
Accounts receivable, net                                                12,723            13,578
Notes receivable                                                        32,077            31,057
Accrued straight-line rents receivable                                  50,462            48,777
Investment in unconsolidated affiliates                                 78,229            79,504
Other assets:
  Deferred leasing costs                                                99,640           100,143
  Deferred financing costs                                              42,548            26,120
  Prepaid expenses and other                                            16,388            15,295
                                                                   -------------------------------
                                                                       158,576           141,558
  Less-accumulated amortization                                        (73,579)          (71,658)
                                                                   -------------------------------
    Other assets, net                                                   84,997            69,900
                                                                   -------------------------------
Total Assets                                                       $ 3,403,032       $ 3,395,369
                                                                   ===============================

Liabilities and Stockholders' Equity:
Mortgages and notes payable                                        $ 1,580,301       $ 1,528,720
Accounts payable, accrued expenses
  and other liabilities                                                108,808           120,614
                                                                   -------------------------------
    Total liabilities                                                1,689,109         1,649,334
Minority interest                                                      183,297           188,563

Preferred stock                                                        377,445           377,445
Common stock                                                               535               534
Additional paid-in capital                                           1,392,118         1,390,043
Distributions in excess of net earnings                               (225,430)         (197,647)
Accumulated other comprehensive loss                                    (8,767)           (9,204)
Deferred compensation - restricted stock                                (5,275)           (3,699)
                                                                   -------------------------------
    Total Stockholders' Equity                                       1,530,626         1,557,472
                                                                   -------------------------------
Total Liabilities and Stockholders' Equity                         $ 3,403,032       $ 3,395,369
                                                                   ===============================